As filed with the Securities and Exchange Commission on June 29, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
American Greetings Corporation
(Exact name of registrant as specified in its charter)

Ohio	36-0065325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One American Road
Cleveland, Ohio	44144
(Address of Principal Executive Offices)	(Zip Code)
American Greetings Corporation
2007 Omnibus Incentive Compensation Plan
(Full title of plan)
Catherine M. Kilbane, Esq.
Senior Vice President, General Counsel and Secretary
One American Road, Cleveland, Ohio 44144
(Name and address of agent for service)
(216) 252-7300
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

	Amount	Proposed	Proposed
Title Of Securities	To Be	Maximum Offering	Maximum Aggregate	Amount Of
To Be Registered	Registered (1)	Price Per Share	Offering Price	Registration Fee
Class A Common Shares, $1 par value	2,800,000	$27.88 (2)	$78,064,000 (2)	$2,396.56
Class B Common Shares, $1 par value	700,000	$27.88 (2)	$19,516,000 (2)	$ 599.14

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers additional Class A and Class B Common Shares that may be issued or become issuable under the terms of the Plan in order to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction.

(2)	Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices as quoted on the New York Stock Exchange on June 27, 2007. There is no separate trading market for the Class B Common Shares.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents of American Greetings Corporation (the “Corporation” or the “Registrant”), previously filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:
1.	The Corporation’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007 (the “2007 Form 10-K”);

2.	The Corporation’s Current Reports on Form 8-K dated March 1, 2007, April 17, 2007, June 21, 2007 and June 22, 2007;

3.	The description of the Corporation’s Class A common shares and Class B common shares contained in the Corporation’s Registration Statement on Form 8-A (File No. 001-13859), filed on February 6, 1998, and all amendments and reports filed for the purpose of updating that description, including without limitation, Exhibit (3)(i) to the Corporation’s Annual Report on Form 10-K for its fiscal year ended February 28, 1999; and

4.	The information contained in the Corporation’s Proxy Statement dated May 17, 2007, for its Annual Meeting of Shareholders held on June 22, 2007, that has been incorporated by reference in the 2007 Form 10-K and was filed with the Commission on Schedule 14A on May 17, 2007;
other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.
     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of Named Experts and Counsel
     Christopher W. Haffke, who has passed upon the legality of the Common Shares covered by this Registration Statement, is an Assistant General Counsel and the Assistant Secretary of the Corporation.
Item 6. Indemnification of Directors and Officers
     The Ohio Revised Code (the “Ohio Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.
     The Registrant’s Code of Regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the Registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director or officer is entitled to indemnification. The Registrant maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Registrant from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the Registrant, subject to certain exceptions.
Item 7. Exemption From Registration Claimed
     Not Applicable.

Item 8. Exhibits

Exhibit 4.1	Amended Articles of Incorporation of the Corporation (this Exhibit has been previously filed as Exhibit 3(i) to the Corporation’s Annual Report on Form 10-K for its fiscal year ended February 28, 1999 and is incorporated herein by reference)

Exhibit 4.2	Amended Regulations of the Corporation (this Exhibit has been previously filed as Exhibit 3(ii) to the Corporation’s Annual Report on Form10-K Annual Report for its fiscal year ended February 28, 1999 and is incorporated herein by reference)

Exhibit 4.3	Forms of share certificate for Class A Common Shares and Class B Common Shares of the Registrant (the form of share certificate for Class A Common Shares has been previously filed as Exhibit 4(c) to the Corporation’s Registration Statement No. 33-39726 on Form S-3, filed with the Commission on May 6, 1991, and is incorporated herein by reference; the form of share certificate for Class B Common Shares has been previously filed as Exhibit 4(d) to Amendment No. 1 to Registration Statement No. 33-39726 and is incorporated herein by reference)

Exhibit 5	Opinion of Christopher W. Haffke, Assistant General Counsel and Assistant Secretary as to the legality of the Common Shares being registered

Exhibit 10	American Greetings Corporation 2007 Omnibus Incentive Compensation Plan (this Exhibit has been previously filed as Exhibit 10.1 to the Corporation’s Current Report on Form 8-K, dated June 22, 2007)

Exhibit 23.1	Consent of Independent Registered Public Accounting Firm

Exhibit 23.2	Consent of Christopher W. Haffke, Assistant General Counsel and Assistant Secretary (included in Opinion filed as Exhibit 5 hereto)

Exhibit 24	Power of Attorney (included at page II-5 of this Registration Statement)
Item 9. Undertakings
(a)	The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, as of June 29, 2007.

American Greetings Corporation
By:	/s/ Zev Weiss
Zev Weiss
Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Zev Weiss, Jeffrey Weiss or Catherine M. Kilbane, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of June 29, 2007 in the capacities indicated.

/s/ Morry Weiss	Chairman of the Board; Director
Morry Weiss

/s/ Zev Weiss	Chief Executive Officer (principal executive officer); Director
Zev Weiss

/s/ Jeffrey M. Weiss	President and Chief Operating Officer; Director
Jeffrey M. Weiss

/s/ Scott S. Cowen	Director
Scott S. Cowen

/s/ Joseph S. Hardin, Jr.	Director
Joseph S. Hardin, Jr.

/s/ Stephen R. Hardis	Director
Stephen R. Hardis

/s/ Michael J. Merriman, Jr.	Director
Michael J. Merriman, Jr.

/s/ William E. MacDonald, III	Director
William E. MacDonald, III

/s/ Charles A. Ratner	Director
Charles A. Ratner

/s/ Jerry Sue Thornton	Director
Jerry Sue Thornton

/s/ Stephen J. Smith	Senior Vice President; Chief Financial Officer (principal financial officer)
Stephen J. Smith

/s/ Joseph Cipollone	Vice President and Corporate Controller; Chief Accounting Officer
Joseph Cipollone	(principal accounting officer)